Exhibit T3A.5

CERTIFICATE OF INCORPORATION
OF A
PRIVATE LIMITED COMPANY

Company Number. 8114919

The Registrar of Companies for England and Wales, hereby certifies that AEGERION PHARMACEUTICALS LIMITED is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation  of its registered office is in England and Wales.

Given at Companies House, Cardiff, on 21st June 2012.

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Companies House
— for the record —

The above information was communicated by electronic means and authenticated by the
Registrar of Companies under section 1115 of the Companies Act 2006